                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
            Information Statement Pursuant to Rules 13d-1 and 13d-2
                                Amendment No. 2


                       Harte-Hanks Communications, Inc.
                   -----------------------------------------
                                (Name of Issuer)



                                 Common Stock
                              -------------------
                        (Title of Class of Securities)



                                   416196103
                                 ------------
                                (CUSIP Number)



Check the following box if a fee is being paid with this statement _______. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in item 1: and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)



                         (Continued on following pages)


                               Page 1 of 8 Pages

---------
CUSIP NO.
416196103
---------
--------------------------------------------------------------------------------
1.   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     The Goldman Sachs Group, L.P.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group

                                         (a)
                                             -----
                                         (b)   X
                                             -----
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or place of Organization

       Delaware
--------------------------------------------------------------------------------
Number of       5  Sole Voting Power
Shares
Beneficially           0
Owned By        ----------------------------------------------------------------
Each            6  Shared Voting Power
Reporting
Person With            2,203,206
                ----------------------------------------------------------------
                7  Sole Dispositive Power

                       0
                ----------------------------------------------------------------
                8  Shared Dispositive Power

                       2,203,206
                ----------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

       2,203,206
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

--------------------------------------------------------------------------------
11.  Percent of Class Representing by Amount in Row (9)

       7.4%
--------------------------------------------------------------------------------
12.  Type of Reporting Person

       HC-PN
--------------------------------------------------------------------------------


                               Page 2 of 8 Pages

---------
CUSIP NO.
416196103
---------
--------------------------------------------------------------------------------
1.   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Goldman, Sachs & Co.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group

                                         (a)
                                             -----
                                         (b)   X
                                             -----
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or place of Organization

       New York
--------------------------------------------------------------------------------
Number of       5  Sole Voting Power
Shares
Beneficially          0
Owned By        ----------------------------------------------------------------
Each            6  Shared Voting Power
Reporting
Person With           2,203,206
                ----------------------------------------------------------------
                7  Sole Dispositive Power

                      0
                ----------------------------------------------------------------
                8  Shared Dispositive Power

                      2,203,206
                ----------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

       2,203,206
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

--------------------------------------------------------------------------------
11.  Percent of Class Representing by Amount in Row (9)

       7.4%
--------------------------------------------------------------------------------
12.  Type of Reporting Person
       BD-PN-IA
--------------------------------------------------------------------------------

                               Page 3 of 8 Pages

---------
CUSIP NO.
416196103
---------
--------------------------------------------------------------------------------
1.   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Advisory Partners, L.P.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group

                                         (a)
                                             -----
                                         (b)   X
                                             -----
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or place of Organization

       Delaware
--------------------------------------------------------------------------------
Number of       5  Sole Voting Power
Shares
Beneficially        0
Owned By        ----------------------------------------------------------------
Each            6  Shared Voting Power
Reporting
Person With         2,035,714
                ----------------------------------------------------------------
                7  Sole Dispositive Power

                    0
                ----------------------------------------------------------------
                8  Shared Dispositive Power

                    2,035,714
                ----------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

       2,035,714
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

--------------------------------------------------------------------------------
11.  Percent of Class Representing by Amount in Row (9)

       6.8%
--------------------------------------------------------------------------------
12.  Type of Reporting Person
       PN
--------------------------------------------------------------------------------


                               Page 4 of 8 Pages

---------
CUSIP NO.
416196103
---------
--------------------------------------------------------------------------------
1.   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     GS Advisors, L.P.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group

                                         (a)
                                             -----
                                         (b)   X
                                             -----
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or place of Organization

       Delaware
--------------------------------------------------------------------------------
Number of       5  Sole Voting Power
Shares
Beneficially        0
Owned By        ----------------------------------------------------------------
Each            6  Shared Voting Power
Reporting
Person With         2,035,714
                ----------------------------------------------------------------
                7  Sole Dispositive Power

                    0
                ----------------------------------------------------------------
                8  Shared Dispositive Power

                    2,035,714
                ----------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

       2,035,714
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

--------------------------------------------------------------------------------
11.  Percent of Class Representing by Amount in Row (9)

       6.8%
--------------------------------------------------------------------------------
12.  Type of Reporting Person
       PN
--------------------------------------------------------------------------------


                               Page 5 of 8 Pages

---------
CUSIP NO.
416196103
---------
--------------------------------------------------------------------------------
1.   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     GS Capital Partners, L.P.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group

                                         (a)
                                             -----
                                         (b)   X
                                             -----
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or place of Organization

       Delaware
--------------------------------------------------------------------------------
Number of       5  Sole Voting Power
Shares
Beneficially        0
Owned By        ----------------------------------------------------------------
Each            6  Shared Voting Power
Reporting
Person With         2,035,714
                ----------------------------------------------------------------
                7  Sole Dispositive Power

                    0
                ----------------------------------------------------------------
                8  Shared Dispositive Power

                    2,035,714
                ----------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

       2,035,714
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

--------------------------------------------------------------------------------
11.  Percent of Class Representing by Amount in Row (9)

       6.8%
--------------------------------------------------------------------------------
12.  Type of Reporting Person
       PN
--------------------------------------------------------------------------------

                               Page 6 of 8 Pages

Item 4.    Ownership.

      (a). Amount beneficially owned:
           See the responses(s) to Item 9 on the attached cover pages(s).

      (b). Percent of class:
           See the response(s) to Item 11 on the attached cover pages(s).

      (c). Number of shares as to which such person has:

           (i)   Sole power to vote or to direct the vote:
                   See the response(s) to Item 5 on the attached cover page(s).

           (ii)  Shared power to vote or direct the vote:
                   See the response(s) to Item 6 on the attached cover page(s).

           (iii) Sole power to dispose or to direct the disposition of:
                   See the response(s) to Item 7 on the attached cover page(s).

           (iv)  Shared power to dispose or to direct the disposition of:
                   See the response(s) to Item 8 on the attached cover page(s).


                               Page 7 of 8 Pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 13, 1996


GS ADVISORS, L.P.                                THE GOLDMAN SACHS GROUP, L.P.
By: GS Advisors, Inc.


By: /s/ Richard A. Friedman                      By: /s/ Richard A. Friedman
   ------------------------                         ------------------------
Name: Richard A. Friedman                        Name: Richard A. Friedman
Title: President                                 Title: General Partner


GS CAPITAL PARTNERS, L.P.                        GOLDMAN, SACHS & CO.
By: GS Advisors, L.P.
By: GS Advisors, Inc.


By: /s/ Richard A. Friedman                      By: /s/ Richard A. Friedman
   ------------------------                         ------------------------
Name: Richard A. Friedman                        Name: Richard A. Friedman
Title: President                                 Title: General Partner


ADVISORY PARTNERS, L.P.


By: /s/ Richard A. Friedman
   ------------------------
Name: Richard A. Friedman
Title: General Partner



                               Page 8 of 8 Pages